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                                                                    Exhibit 11.1

                   FSI INTERNATIONAL, INC. AND SUBSIDIARIES
                    COMPUTATION OF INCOME PER COMMON SHARE

                                         QUARTER ENDED:
                                 ------------------------------
                                  NOV 26, 1994    NOV 25, 1995
                                 ------------------------------
PRIMARY:

AVERAGE SHARES OUTSTANDING         13,235,100       20,297,385

NET EFFECT OF DILUTIVE STOCK
OPTIONS AND WARRANTS -- BASED ON
THE TREASURY STOCK METHOD           1,181,999        1,267,532
                                   ----------       ----------

TOTAL                              14,417,099       21,564,917
                                   ==========       ==========

NET INCOME                         $3,050,429       $7,544,157
                                   ==========       ==========

PRIMARY PER SHARE AMOUNTS               $0.21            $0.35
                                   ==========       ==========


FULLY DILUTED:

AVERAGE SHARES OUTSTANDING         13,235,100       20,297,385

NET EFFECT OF DILUTIVE STOCK
OPTIONS AND WARRANTS -- BASED ON
THE TREASURY STOCK METHOD           1,240,744        1,090,399
                                   ----------       ----------

TOTAL                              14,475,844       21,387,784
                                   ==========       ==========

NET INCOME                         $3,050,429       $7,544,157
                                   ==========       ==========

FULLY DILUTED PER SHARE AMOUNTS         $0.21            $0.35
                                   ==========       ==========